Filed Pursuant to Rule 433
Registration No. 333-155725
Air Products and Chemicals, Inc
FINAL TERM SHEET
August 18, 2009
4.375% Senior Notes Due 2019

Issuer:	Air Products and Chemicals, Inc.

Principal Amount:	$ 400,000,000

Expected Ratings:	A2/A (Stable/Stable)

Trade Date:	August 18, 2009

Settlement Date (T+3):	August 21, 2009

Final Maturity Date:	August 21, 2019

Interest Payment Dates:	February 21 and August 21

First Interest Payment Date:	February 21, 2010

Call Provisions:	Redeemable at any time at an amount equal
to the principal amount plus a make whole
premium, using a discount rate of
Treasury plus 15 bps

Coupon:	4.375%

Re-offer Spread to Benchmark	+88 bps
Treasury:

Benchmark Treasury, Yield and	3.625% due August 2019, 3.504%, 101.00+
Price:

Yield to Maturity:	4.384%

Price to Public:	99.928%

CUSIP/ISIN:	009158 AP1 / US009158AP10
     Joint Book-Running Managers: BNP Paribas Securities Corp., HSBC Securities (USA) Inc., RBS Securities Inc.
Co-managers: Banca IMI S.p.A., Mitsubishi UFJ Securities (USA), Inc., Santander Investment Securities Inc.
     Certain of the underwriters are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:
BNP Paribas Securities Corp. 1-800-854-5674 (toll free)
HSBC Securities (USA) Inc. 1-866-811-8049 (toll free)
RBS Securities Inc. 1-866-884-2071 (toll free)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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